Exhibit 99.1

Tower Group International, Ltd.

(formerly Canopius Holdings Bermuda Limited)

Consolidated Financial Statements

Consolidated Balance Sheets as of

December 31, 2012 and 2011

Consolidated Statements of Comprehensive Income, Changes in Shareholder’s Equity and Cash Flows for the Three Years Ended December 31, 2012, 2011 and 2010

Notes to the Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Tower Group International, Ltd. (formerly Canopius Holdings Bermuda Limited):

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of comprehensive income, changes in shareholder’s equity and cash flows present fairly, in all material respects, the financial position of Tower Group International, Ltd. (formerly Canopius Holdings Bermuda Limited) and its subsidiaries at December 31, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers

Hamilton, Bermuda

March 28, 2013

Tower Group International, Ltd.

Consolidated Balance Sheets

As of December 31, 2012 and December 31, 2011

	December 31,	December 31,
($ in thousands, except par value and share amounts)	2012	2011
Assets
Fixed maturities, trading securities at fair value	$73,584	$102,875
Other investments at fair value	150,865	157,866

Total investments	224,449	260,741
Cash and cash equivalents	51,236	88,775
Cash and cash equivalents - restricted	78,880	44,191
Accrued interest	1,655	1,404
Amounts due from related parties	1,615	1,588
Reinsurance balances receivable	961,478	913,367
Deferred acquisition costs	—	181
Prepaid expenses and other assets	6	172

Total assets	$1,319,319	$1,310,419

Commitments and contingencies (Note 11)
Liabilities
Loss and loss expense reserves	$792,706	$810,336
Unearned premium	175,167	166,982
Deposit liability	12,451	—
Profit commission payable	4,317	3,551
Amounts due to related parties	—	2,422
Other liabilities	142	1,213

Total liabilities	$984,783	$984,504

Shareholder’s Equity

Common Share ($0.01 par value; 150,000,000 shares authorized, 100 shares issued and outstanding)	$—	$—
Share capital	1,050	1,050
Contributed capital	326,970	325,702
Accumulated other comprehensive loss	(26,477)	(44,304)
Loan receivable from Canopius Group Limited	(93,321)	—
Retained earnings	126,314	43,467

Total shareholder’s equity	$334,536	$325,915

Total liabilities & shareholder’s equity	$1,319,319	$1,310,419

The accompanying notes are an integral part of these consolidated financial statements.

Tower Group International, Ltd.

Consolidated Statements of Comprehensive Income

For the Three Years Ended December 31, 2012, 2011 and 2010

	Year Ended December 31,
($ in thousands)	2012	2011	2010
Revenues
Assumed premiums written	$383,311	$444,858	$516,016
Change in unearned premium	582	9,539	20,190

Assumed premiums earned	383,893	454,397	536,206
Other reinsurance income	419	—	—
Commission income	2,985	4,121	5,119
Net investment income	50,635	1,051	30,505
Net gains (losses) on foreign exchange transactions	(3,470)	485	60

Total Revenues	434,462	460,054	571,890

Expenses
Losses and loss expenses incurred	285,107	459,990	450,048
Policy acquisition costs	61,505	71,444	60,958
General and administrative expenses	5,003	5,481	6,692

Total Expenses	351,615	536,915	517,698

Net Income (loss)	$82,847	$(76,861)	$54,192

Other comprehensive income

Foreign currency translation adjustments	17,827	(2,768)	(8,265)

Comprehensive Income (loss)	$100,674	$(79,629)	$45,927

The accompanying notes are an integral part of these consolidated financial statements.

Tower Group International, Ltd.

Consolidated Statements of Changes in Shareholder’s Equity

For the Three Years Ended December 31, 2012, 2011 and 2010

	Common Stock		Share	Contributed	Accumulated Other Comprehensive	Loan Receivable From	Retained	Total Shareholder’s
($ in thousands, except share amounts)	Share	Amount	Capital	Capital	Income (loss)	Canopius	Earnings	Equity
Balance at December 31, 2009	100	$—	$1,050	$325,702	$(33,271)	$—	$66,136	$359,617

Net Income	—	—	—	—	—	—	54,192	54,192
Change in Foreign Currency Gain (Loss)	—	—	—	—	(8,265)	—	—	(8,265)

Balance at December 31, 2010	100	$—	$1,050	$325,702	$(41,536)	$—	$120,328	$405,544

Net Loss	—	—	—	—	—	—	(76,861)	(76,861)
Change in Foreign Currency Gain (Loss)	—	—	—	—	(2,768)	—	—	(2,768)

Balance at December 31, 2011	100	$—	$1,050	$325,702	$(44,304)	$—	$43,467	$325,915

Net Income	—	—	—	—	—	—	82,847	82,847
Loan to Canopius Group	—	—	—	—	—	(93,321)	—	(93,321)
Transfer of subsidiary to Canopius Group	—	—	—	1,268	—	—	—	1,268
Change in Foreign Currency Gain (Loss)	—	—	—	—	17,827	—	—	17,827

Balance at December 31, 2012	100	$—	$1,050	$326,970	$(26,477)	$(93,321)	$126,314	$334,536

The accompanying notes are an integral part of these consolidated financial statements.

Tower Group International, Ltd.

Consolidated Statements of Cash Flows

For the Three Years Ended December 31, 2012, 2011 and 2010

	Year Ended December 31,
($ in thousands)	2012	2011	2010

Cash flows from operating activities:
Net income (loss) for the period	$82,847	$(76,861)	$54,192
Adjustments for net (gains) losses on investments	(6,930)	15,646	3,684
Depreciation	50	75	334
Changes in operating assets and liabilities:
(Increase)/decrease in accrued interest	(175)	1,071	(545)
(Increase)/decrease in amounts due/from related parties	(1,142)	(242)	488
(Increase)/decrease in reinsurance balances	197	3,035	(141,892)
(Increase)/decrease in deferred acquisition costs	278	140	(256)
(Increase)/decrease in prepaid expenses and other assets	28	(53)	37
Increase/(decrease) in loss and loss expense reserves	(57,994)	103,580	152,783
Increase/(decrease) in deposit liabilities	12,146	—	—
Increase/(decrease) in unearned premium	(423)	(9,539)	(305)
Increase/(decrease) in other liabilities	(441)	(11,183)	9,437

Net cash provided by operating activities	28,441	25,669	77,957

Cash flows from investing activities
Cash used in purchase of investments	(60,997)	(117,974)	(241,722)
Cash provided by sale of investments	116,455	116,484	7,255
Net change in restricted cash	(31,613)	(1,587)	203,254

Net cash provided by (used in) investing activities	23,845	(3,077)	(31,213)

Cash flows from financing activities:
Cash loaned to Canopius Group	(93,321)	—	(7,750)

Net cash used in by financing activities	(93,321)	—	(7,750)

Effect of exchange rate changes on cash	3,496	(828)	(205)

Net increase (decrease) in cash	(37,539)	21,764	38,789
Cash and cash equivalents - beginning of year	88,775	67,011	28,222

Cash and cash equivalents - December 31,	$51,236	$88,775	$67,011

The accompanying notes are an integral part of these consolidated financial statements.

Tower Group International, Ltd.

Notes to Consolidated Financial Statements

Note 1—Nature of Business

Tower Group International, Ltd. (“TGIL” or the “Company”) (formerly named Canopius Holdings Bermuda Limited) is a Bermuda holding company that was incorporated on September 6, 2007. As of December 31, 2012, TGIL’s sole subsidiary was Tower Reinsurance Limited (“TRL”) (formerly named Canopius Bermuda Limited), a class 3A licensed Bermuda insurance company. Canopius Underwriting Bermuda Limited (“CUBL”), another subsidiary of TGIL, was transferred to TGIL’s parent, Canopius Group Limited (“Canopius Group”), a company incorporated in Guernsey, Channel Islands, on November 21, 2012.

The Company’s business operates as a single segment and considers the reinsurance it writes as originating from Bermuda. If and when the Company expands its operations, management will evaluate additional segment disclosures as required by accounting principles generally accepted in the United States of America (“GAAP”).

The Company was organized to underwrite in global insurance markets by reinsuring various subsidiaries of Canopius Group that are Lloyd’s underwriting members (the “ceding affiliates”) that participate in Syndicate 4444 at Lloyd’s, through Quota Share Reinsurance Treaty Agreements (“QSRTs”). The Company reinsures each ceding affiliate for 85% of its respective participation in the 2007 year of account (“YOA”) (from October 1, 2007) and the 2008, 2009, 2010 and 2011 YOA. The Company renewed the QSRTs on similar terms for the 2012 YOA. These contracts operate on a funds withheld basis so that, generally, no settlements will take place between the parties until the YOA closes.

The Company also reinsured the run-off reserves of Syndicate 839 at Lloyd’s. Syndicate 839 was closed into Syndicate 4444’s 2011 YOA as at 1 January 2011, with the treaty remaining in force through a Syndicate Limited Liability Whole Account Excess Reinsurance Treaty. Under the terms of the contract the Company has agreed to indemnify Syndicate 839 in respect of its ultimate net loss actually paid on or after 1 July 2010 up to a limit of £110m with effect from 1 July 2010.

The Company provided Whole Account Aggregate Excess of Loss reinsurance cover for Acorn Corporate Capital Limited, a subsidiary of Canopius Group that was the sole underwriting member of Syndicate 839’s 2008 year of account (“the Acorn contract”). This contract was terminated by a Deed of Termination dated 10 June 2011.

In 2008, the Company entered into an intermediary agreement with Canopius Ireland Limited (“CIL”), a subsidiary of Canopius Group, to write certain structured reinsurance covers sourced by CIL.

Through its subsidiary CUBL, the Company also provided certain underwriting services to Syndicate 4444. The Company transferred CUBL to Canopius Group on November 21, 2012.

Note 2—Accounting Policies and Basis of Presentation

Basis of Presentation

The accompanying consolidated financial statements include the accounts of TGIL and its subsidiaries TRL and CUBL (through November 2012, the date of CUBL’s transfer to Canopius Group).

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All inter-company accounts and transactions have been eliminated in consolidation. The following are the significant accounting policies adopted by the Company:

Common Stock

On July 28, 2012, Canopius Group, TGIL’s sole shareholder approved a one-for-one hundred common stock split, which became effective on that date. All references to common shares for all periods presented in the accompanying financial statements have been adjusted to give effect to this common stock split. A change from $1 to $0.01 was made to the par value of the common shares.

Capital Transactions between Affiliates

In the second quarter of 2012, the Company loaned approximately $108 million to Canopius Group under which the Company will earn London Interbank Offered Rate (LIBOR) plus 2 percent. The loan is repayable on demand, but in any event by February 28, 2013. However, on July 30, 2012, the Company, Canopius Group and other parties thereto entered into a letter agreement whereby the Company agreed to ensure that all indebtedness for borrowed money between the Company or any of its Subsidiaries, (other than Canopius Underwriting Bermuda Limited (“CUBL”)) or any affiliates thereof, and CUBL

Tower Group International, Ltd.

Notes to Consolidated Financial Statements

be repaid in full in cash prior to the merger closing with Tower Group, Inc. (“Tower”), except as otherwise expressly agreed in writing by Tower and Canopius Group in connection with the restructuring of the Company’s business prior to the merger. As of December 31, 2012, the Company had approximately $93 million outstanding from Canopius Group relating to this loan, which is reported as a reduction in equity in these consolidated financial statements.

In November 2012, TGIL transferred CUBL to Canopius Group. Since this was a non-recurring transaction between entities under common control, assets are transferred at historical book value and any difference in the consideration received and the book value of the assets transferred is treated as an adjustment to equity. TGIL received $1 from Canopius Group and recognized an increase to contributed capital for approximately $1.3 million as a result of the transfer. See “Note 5—Related Party Transactions” for detail of other related party transactions.

Accounting Policies

Assumed Premiums Earned

Initial estimates of written premiums are based on information received from the cedants and relate to business incepted during the period of cover. Subsequent adjustments, based on reports of actual premium by the cedants, are recorded in the period they are determined.

Premiums are earned over the terms of the underlying insurance policies. The portion of the premium related to the unexpired portion of the policy at the end of the period is reflected in unearned premium.

Under the QSRTs, gross premiums written are ceded to the Company net of the Company’s share of original commissions, brokerage, policy taxes and similar deductions. The value of unearned premium recorded for the QSRTs is reported to the Company by the cedants and is the net of unearned assumed premium, unearned ceded premium and deferred element of the Company’s share of original commissions, brokerage, policy taxed and similar deductions.

For multi-year policies written which are payable in annual installments, and where the insured or reinsured has the ability to commute or cancel coverage with the terms of the policy, only the annual premium is included as written premium at policy inception. Annual installments are included as written premium at each successive anniversary date within the multi-year term.

Loss and Loss Expense Reserves (“LAE”)

Loss and loss expense reserves comprise reserves for the cost of claims reported but not settled at the balance sheet date (“outstanding losses”), as well as reserves for the cost of claims incurred but not reported (“IBNR”) at the balance sheet date.

Reserves for outstanding losses and IBNR are established and maintained by the Company based on information received from the cedants. The estimated cost of claims includes expenses to be incurred in settling claims and a deduction for the expected value of salvage and other recoveries. Given the uncertainty in establishing loss and loss expense provisions, it is likely that the final outcome will prove to be different from the original liability established. Adjustments to the amounts of loss and loss expense provisions are reflected in income in the period in which they are known. The methods used, and the estimates made, are reviewed regularly. Claims and expenses reported are generally reserved at the reported amounts, although these amounts are subject to review and potential adjustment.

The estimation of IBNR is generally subject to a greater degree of uncertainty than the estimation of the cost of settling claims already notified to the Company, where more information about the claim event is generally available. Claims IBNR may often not be apparent to the insured until many years after the event giving rise to the claims has happened. Classes of business where the IBNR proportion of the total reserve is high will typically display greater variations between initial estimates and final outcomes because of the greater degree of difficulty of estimating these reserves.

Where possible, the cedants adopt multiple techniques to estimate the required level of provisions. This assists in giving greater understanding of the trends inherent in the data being projected. The projections given by the various methodologies also assist in setting the range of possible outcomes. The most appropriate estimation technique is selected taking into account the characteristics of the business class and the extent of the development of each accident year. Allowance is made, however, for changes or uncertainties which may create distortions in the underlying statistics or which might cause the cost of unsettled claims to increase or reduce when compared with the cost of previously settled claims. A component of these estimation techniques is usually the estimation of reported claims not yet paid. In estimating the cost of these, the cedants consider the claim circumstances as reported, information available from loss adjusters and information on the cost of settling claims with similar characteristics in previous periods.

Tower Group International, Ltd.

Notes to Consolidated Financial Statements

Large claims impacting each relevant business class are generally assessed separately, being measured on a case by case basis or projected separately in order to allow for the possible distortive effect of the development and incidence of these large claims.

Commission Revenue

Direct commission revenue from the Company’s underwriting services is recognized and earned as insurance and reinsurance policies are placed with the issuing companies.

Cash and Cash Equivalents

Cash equivalents are carried at cost, which approximates fair value, and include all investments with original maturities of 90 days or less.

Cash and cash equivalents-restricted, include investments in highly liquid money market funds, including amounts held in Lloyd’s premium and members’ trust funds and collateral bank accounts.

Interest income on cash and cash equivalents is accrued at the balance sheet date.

See Note—7 for discussion on restricted cash and cash equivalents.

Investments

Investments are classified as trading securities and carried at fair value with movements in fair value included as a component of net investment income.

Fixed-maturity securities:    Fair value for fixed-maturity securities is primarily based on quoted market prices or a matrix pricing using observable inputs, with limited exceptions as discussed in “Note 4—Fair Value Measurements”. Purchases and sales of fixed maturity securities are accounted for at their fair values (normally their cost of acquisition or proceeds of disposal) less accrued interest. Realized gains or losses are determined on the specific identification method. Interest income is recognized when earned in net investment income. All gains or losses on fixed income securities are included in net investment income.

Other invest assets:    The Company initially estimates fair value of its investments in funds and its structured deposit by reference to transaction price. Subsequently, for investments in funds, the Company obtains the fair value from net asset information provided by the fund manager, the financial statements of which are audited annually. For structured deposits, the subsequent fair values are obtained from the sponsor of the deposit, and are calculated according to pre-defined baskets of market indices.

Fair Value

GAAP establishes a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) followed by similar but not identical assets or liabilities (Level 2) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the assets or liabilities fall within different levels of the hierarchy, the classification is based on the lowest level input that is significant to the fair value measurement of the asset or liability. Classification of assets and liabilities within the hierarchy considers the markets in which the assets and liabilities are traded, including during periods of market disruption, and the reliability and transparency of the assumptions used to determine fair value. The hierarchy requires the use of observable market data when available.

The Company primarily uses outside pricing services to assist in determining fair values. For investments in active markets, the Company uses the quoted market prices provided by the outside pricing services to determine fair value. In circumstances where quoted market prices are unavailable, the pricing services utilize fair value estimates based upon other observable inputs including matrix pricing, benchmark interest rates, market comparables and other relevant inputs.

As management is responsible for the recorded fair values, the Company has processes in place to validate the market prices obtained from the outside pricing sources including, but not limited to, periodic evaluation of model pricing methodologies and analytical reviews of certain prices. The Company also periodically performs back-testing of selected sales activity to determine whether there are any significant differences between the market price used to value the security prior to sale and the actual sale price.

Tower Group International, Ltd.

Notes to Consolidated Financial Statements

Derivatives

The Company effects derivative contracts to mitigate foreign exchange currency risk, and recognizes derivative financial instruments as either assets or liabilities measured at fair value. Gains and losses resulting from changes in fair value are included in net investment income. None of the derivatives are designated as accounting hedges. The fair value of foreign exchange derivatives described are based on exchange rates provided by independent sources and are subject to the same Company fair value processes as described above.

Reinsurance Balances Receivable

Under the QSRTs, premiums due to TRL are retained by the cedents and utilized in accordance with the terms of the applicable trust deeds for the settlement of claims and other underwriting liabilities. Pursuant to the terms of the QSRTs, the right of offset exists between the reinsurance balances receivable and loss and loss expense reserves. Settlement between the parties takes place following the closure of the underwriting year, which is generally after three years or as agreed otherwise in the QSRTs. Any profit will be released from the relevant trust fund and remitted to TRL. Any losses will be payable by TRL to Canopius subsidiaries participating in Syndicate 4444.

Deposit Contract Liabilities

The Company has entered into one assumed reinsurance contract that does not contain sufficient insurance risk to be accounted for as reinsurance. The premium on this contract is recorded in Deposit Liability in Consolidated Balance Sheet. As amounts are paid, the deposit liability is reduced.

Deferred Acquisition Costs

Certain policy acquisition costs, comprising primarily brokerage fees, that vary with and are primarily related to the successful production of premiums, are deferred and amortized over the period in which related premiums are earned. Under the QSRTs, premiums are ceded to the Company net of original commissions, brokerage, policy taxes and similar deductions. All other policy acquisition costs in relation to the production of premiums under the QSRTs are ceded to the Company on an earned basis and no policy acquisition costs are deferred.

Policy acquisition costs

Policy acquisition costs under the QSRTs consist of the Company’s share of various expenses charged to Syndicate 4444, including operating expenses, Lloyd’s central fund contribution, managing agent fees, profit commissions, overriding commissions and letters of credit fees. Policy acquisition costs on other contracts relate to brokerage fees and ceding commissions.

Foreign exchange

The Company’s functional currency is the U.S. Dollar (“USD”). TRL’s functional currency is the British Pound Sterling (“GBP”).

The Company’s reporting currency is the USD. In translating all TRL amounts to USD, management utilized the rates of exchange prevailing at the balance sheet date for assets and liabilities and average rates of exchange to USD were used to translate income and expense transactions. Translation adjustments to the USD reporting currency are reported in comprehensive income and accumulated other comprehensive income. TRL writes certain business denominated in other currencies. These transactions are remeasured to British Pound Sterling with transactional gains and losses reported in earnings.

Recent Accounting Pronouncements

In July 2012, the FASB issued amended guidance on testing indefinite lived intangible assets for impairment. This guidance is intended to reduce the cost and complexity of the annual impairment test by allowing an entity to utilize more qualitative factors. This guidance is effective for fiscal years beginning after September 15, 2012. This guidance will not affect the Company’s financial position, result of operations or cash flows.

In June 2011 (and as amended in December 2011), the FASB issued new guidance concerning the presentation of comprehensive income. The Company adopted this new guidance retrospectively on January 1, 2011 and now reports its statements of operations and other comprehensive income in a single continuous statement.

Tower Group International, Ltd.

Notes to Consolidated Financial Statements

Note 3—Investments

The cost, gross unrealized gains and losses and estimated fair value of investments in fixed maturity trading securities at fair value at December 31, 2012 and December 31, 2011 were as follows:

	December 31, 2012
($ in thousands)	Cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Corporate Securities	$70,048	$3,536	$—	$73,584

	$70,048	$3,536	$—	$73,584

	December 31, 2011
($ in thousands)	Cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Corporate Securities	$103,996	$326	$(1,447)	$102,875

	$103,996	$326	$(1,447)	$102,875

The following table shows the fair values of fixed maturities by ratings assigned by rating agencies at December 31, 2012 and December 31, 2011:

	December 31, 2012		December 31, 2011
($ in thousands)	Fair Value	%	Fair Value	%
AAA	$—	—	$—	—
AA	—	—	17,150	17%
A	73,584	100%	85,725	83%
BBB and other	—	—	—	—

	$73,584	100%	$102,875	100%

The following table shows the fair values of fixed maturities by contractual maturities at December 31, 2012 and December 31, 2011:

	December 31, 2012	December 31, 2011
($ in thousands)	Fair Value	Fair Value
Due in one year or less	$—	$—
Due after one through five years	73,584	102,875
Due after five years through ten years	—	—
Due after ten years	—	—

	$73,584	$102,875

Other investments

Other invested assets by category at December 31, 2012 and December 31, 2011 are as follows. Other investments are recorded at fair value with changes in fair value reported directly in the statement of comprehensive income.

Tower Group International, Ltd.

Notes to Consolidated Financial Statements

($ in thousands)	December 31, 2012	December 31, 2011

Credit securities funds	$66,342	$109,350
Structured deposit	11,768	27,325
Multi asset mutual funds	72,755	21,191

Total other investments	$150,865	$157,866

The credit securities funds are funds that invest mainly in credit and credit related securities, cash and financial derivative instruments. The fund aims to manage currency exposure against GBP sterling. The credit securities fund may be redeemed on a daily basis.

The structured deposit is a US dollar denominated structured deposit with a final value linked to a US dollar denominated multi strategy index fund, hedged for currency exposure against the US dollar. A set minimum US dollar redemption value is guaranteed if held to contracted maturity. The planned redemption date is October 2013, and there is an early redemption penalty of 10% of any redemption based on the initial deposit value of the redeemed amount.

The multi asset mutual funds are GBP sterling denominated funds invested in a variety of equity and bond securities as well as cash and cash equivalents. The multi asset mutual fund may be redeemed on a daily basis at their net asset value.

Net investment income

The components of net investment income for the year ended December 31, 2012 and 2011 were as follows:

	Year Ended December 31,
($ in thousands)	2012	2011	2010

Interest on cash and cash equivalents	$644	$289	$432
Interest on reinsurance balances receivable	33,703	8,428	23,974
Interest on fixed maturity securities	5,185	3,183	2,040
Interest on advances to affiliates			33
Dividend on investment in other funds	3,142	5,894	6,307
Net gains (losses) on fixed maturity securities	3,030	(1,734)	591
Net gains (losses) on investment in funds	3,900	(13,788)	(4,604)
Net gains (losses) on forward exchange contracts	1,686	(662)	2,316
Investment expense	(655)	(559)	(584)

Total net investment income	$50,635	$1,051	$30,505

Net unrealized gains (losses) for the year ended 2012 on fixed maturities and other investments still held at December 31, 2012 were $2,205 thousand and 3,515 thousand, respectively.

Note 4—Fair Value Measurements

GAAP establishes a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) followed by similar but not identical assets or liabilities (Level 2) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the assets or liabilities fall within different levels of the hierarchy, the classification is based on the lowest level input that is significant to the fair value measurement of the asset or liability. Classification of assets and liabilities within the hierarchy considers the markets in which the assets and liabilities are traded, including during periods of market disruption, and the reliability and transparency of the assumptions used to determine fair value. The hierarchy requires the use of observable market data when available.

Tower Group International, Ltd.

Notes to Consolidated Financial Statements

The Company primarily uses outside pricing services to assist in determining fair values. For investments in active markets, the Company uses the quoted market prices provided by the outside pricing services to determine fair value. In circumstances where quoted market prices are unavailable, the pricing services utilize fair value estimates based upon other observable inputs including matrix pricing, benchmark interest rates, market comparables and other relevant inputs.

The Company’s process to validate the market prices obtained from the outside pricing sources include, but are not limited to, periodic evaluation of model pricing methodologies and analytical reviews of certain prices. The Company may also periodically perform back-testing of selected sales activity to determine whether there are any significant differences between the market price used to value the security prior to sale and the actual sale price.

The levels of the hierarchy are as follows:

Level 1—Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities traded in active markets.

Level 2—Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and market-corroborated inputs. Included are investments in Corporate securities and the Company’s other investments, and the foreign currency derivatives.

Level 3—Inputs to the valuation methodology are unobservable in the market for the asset or liability and are significant to the fair value measurement. Material assumptions and factors considered in pricing investment securities may include projected cash flows, collateral performance including delinquencies, defaults and recoveries, and any market clearing activity or liquidity circumstances in the security or similar securities that may have occurred since the prior pricing period.

The Company valued all of its financial instruments at December 31, 2012 and 2011 utilizing Level 2 inputs. The Company bases fair value of its fixed maturity securities on market convention where investments are primarily traded, which is the last traded, closing or middle market price.

As at December 31, 2012 and December 31, 2011, the company’s financial instruments carried at fair value utilizing Level 2 inputs are as follows (there were no transfers between Level 1, Level 2 or Level 3 for any of the periods presented):

($ in thousands)	Level 1	Level 2	Level 3	Total
December 31, 2012
Fixed maturity securities	$—	$73,584	$—	$73,584
Other Investments	—	150,865	—	150,865

Total Investments at fair value	$—	224,449	$—	$224,449

Foreign currency forward contract	$—	$2,717	$—	$2,717

December 31, 2011
Fixed maturity securities	$—	$102,875	$—	$102,875
Other Investments	—	157,866	—	157,866

Total Investments at fair value	$—	260,741	$—	$260,741

Foreign currency forward contract	$—	$1,214	$—	$1,214

Derivatives

The fair value of forward currency exchange contracts is based on the Company’s contractual GBP sterling denominated asset/ (obligation) netted against the Company’s foreign currency obligation/ (asset) at the prevailing exchange rate at December 31. All of the Company’s forward exchange contracts require the purchase or sale of foreign currency for a contractual GBP sterling amount, and are entered into to manage currency risk. As at December 31 2012, the Company held three forward contracts—an obligation to sell $33,000 thousand and $7,000 thousand to Canopius Group for value January 23, 2013 and obligation to sell €10,000 thousand to Canopius Group for value January 23, 2013. At December 31, 2012, the Company’s net asset for forward exchange contracts was $2,717 thousand and is included as a component of Amounts due from related parties on the balance sheet. Gains on forward exchange contracts were $1,686 thousand in 2012 and are included in Net investment income. At December 31, 2011, the Company’s net asset for the forward exchange contract was $1,214 thousand and is included as a component of Amounts due/to from related parties on the balance sheet.

Tower Group International, Ltd.

Notes to Consolidated Financial Statements

The Company does not use hedge accounting for these derivatives. Losses on forward exchange contracts were $662 thousand in 2011 and are included in Net investment income on the income statement.

Note 5—Related Party Transactions

As disclosed in Note 1, the Company has entered into QSRTs with various affiliates of Canopius Group. The Company assumed net earned premiums of $378,930 thousand, $431,897 thousand and $372,771 thousand in 2012, 2011 and 2010, respectively, from the QRSTs and received $32,559 thousand, $7,689 thousand and $23,532 thousand in 2012, 2011 and 2010, respectively of the Company’s proportion of balances held on trust funds maintained by the managing agent of S4444 and by Lloyd’s in respect of the QSRTs.

As of December 31, 2012 and 2011, related party balances in respect of the QSRTs were as follows:

•	funds withheld by cedants of $877,665 thousand and $815,131 thousand for 2012 and 2011, respectively included in reinsurance balances receivable;

•	unearned premium of $174,447 thousand and $165,170 thousand for 2012 and 2011, respectively;

•	outstanding losses and loss expenses $713,878 thousand and $696,380 thousand for 2012 and 2011, respectively.

The Company also wrote the Acorn contract in respect of another subsidiary of Canopius Group, Acorn Corporate Capital Limited on a funds withheld basis. Until termination, the funds were held on trust funds maintained by the managing agent of S839 and by Lloyd’s. Related party transactions in respect of the Acorn contract were as follows:

•	income on deposit contracts of $0 thousand, $480 thousand and $11,049 thousand in 2012, 2011 and 2010, respectively;

Beginning in 2012, the Company entered into an Aggregate Excess of Loss Reinsurance contract with Syndicate 4444. The contract was novated to Omega Specialty Insurance Company Limited (OSIL), an indirect subsidiary of Canopius Group, on November 16, 2012. OSIL agreed to pay the sum of $621,000, which equals the unearned premium as at September 30, 2012 to the Company.

Beginning in 2010, the Company also provides Whole Account Excess Treaty cover directly to S839 on a funds withheld basis. Following closure of S839 for the 2008 year of account into the 2011 year of account of S4444 as at 1 January 2011, the funds are held on trust funds maintained by the managing agent of S4444 (previously S839) and by Lloyd’s. Related party transactions in respect of the S839 contract were as follows:

•	profit commission expense of $568 thousand and $1,845 thousand in 2012 and 2011, respectively;

•	funds withheld interest income of $1,143 thousand and $754 thousand in 2012 and 2011, respectively;

•	Funds withheld including interest credited thereon, $67,629 thousand and $90,278 thousand in 2012 and 2011, respectively;

•	Outstanding losses and loss expenses of $57,337 thousand and $77,269 thousand in 2012 and 2011, respectively.

Canopius Services Limited, an affiliate, charged a fee of $249 thousand, $311 thousand and $533 thousand to the Company for director services and consulting advice in 2012, 2011 and 2010, respectively. The Company owed $882 thousand and $195 thousand at the end of 2012 and 2011, respectively, to Canopius Services Limited.

During the year, Canopius Ireland Limited charged fees of $646 thousand, $2,098 thousand and $2,005 thousand to the Company in 2012, 2011 and 2010, respectively. The Company owed Canopius Ireland Limited $646 thousand and $1,016 thousand at 2012 and 2011 year end, respectively.

Tower Group International, Ltd.

Notes to Consolidated Financial Statements

These transactions are consistent with related party transactions for the year ended December 31, 2012 and were entered into on normal commercial terms.

Note 6—Loss and Loss Adjustment Expense

The summary of changes in outstanding losses and loss expenses for the year ended December 31, 2012 and 2011 is as follows:

	Year Ended December 31,
($ in thousands)	2012	2011	2010

Balance at January 1,	$810,336	$719,155	$563,960

Incurred losses and loss expenses related to:
Current year	$307,849	$460,064	$453,704
Prior years	(22,742)	(74)	(3,656)

Total incurred	$285,107	$459,990	$450,048

Paid losses and loss expenses related to:
Current years	$127,699	$195,072	$111,998
Prior years	215,537	145,838	165,869

Total paid	$343,236	$340,910	$277,867

Foreign currency adjustments	$40,499	$(27,899)	$(16,986)

Balance at December 31,	$792,706	$810,336	$719,155

The favorable development in 2012 in respect of prior years’ losses arose due to better actual versus expected experience on reserves from years from 2009 and prior offset by adverse development on prior year catastrophes related to the Thai flood and New Zealand earthquake.

Note 7—Reinsurance Collateral

As at December 31, 2012 and 2011, the Company had placed cash and cash equivalents in the amount of $48,987 thousand and $18,717 thousand, respectively, fixed maturity securities with a fair value of $57,588 thousand and $88,119 thousand, respectively, and other investments with a fair value of $66,342 thousand and $109,350 thousand, respectively, directly with Lloyd’s for the benefit of Lloyd’s in relation to the QSRTs.

In the event that Lloyd’s draws on the Company’s funds at Lloyd’s in relation to insurance business that the Company itself has not assumed, contractual clauses are in place to ensure that the appropriate Canopius Group affiliate reimburses the Company for the draw on collateral. Should reimbursement not take place for any reason, and if that affiliate is reinsured by the Company under the QSRTs (i.e. a ceding affiliate), the Company is able to offset the value of such a drawdown against its own obligations under the QSRTs. If the above such obligations are not honored by any such affiliate, Canopius Group has guaranteed, unconditionally and irrevocably, the punctual payment, performance and discharge of such payment obligations. Based on these terms the Company has assessed any potential exposure to the loss of collateral as remote.

In accordance with the terms of reinsurance contracts written with third parties, the Company has established insurance trusts and arranged letters of credit for the benefit of ceding insurers to provide collateral in respect of net obligations to the ceding insurers under the reinsurance contracts. As at December 31, 2012 and 2011, the Company had placed cash and cash equivalents of $29,894 thousand and $25,086 thousand, respectively, and other investments in the amount of $11,768 thousand and $27,325 thousand, respectively, in such trusts and as collateral to support the letters of credit.

Tower Group International, Ltd.

Notes to Consolidated Financial Statements

Note 8—Income Taxes

Under current Bermuda Law the Company is not required to pay any taxes in Bermuda on either income or capital gains. The Company has received an undertaking from the Minister of Finance in Bermuda that in the event of such taxes being imposed, the Company will be exempted from taxation until the year 2035. The Company does not engage in a trade or business within any other country which would subject the Company to income tax in a foreign jurisdiction.

Note 9—Statutory Financial Information and Accounting Policies

Bermuda

As of December 31, 2012, TRL was registered as a Class 3A insurer and is required by the terms of its license granted under the Insurance Act, 1978 of Bermuda and related regulations (the “Act”) to maintain a solvency margin in accordance with the provisions of the Act. In 2013, TRL requested and received approval to become registered as a Class 3B insurer.

At December 31, 2012, TRL was required to maintain a minimum statutory capital and surplus of $119,727 thousand. TRL’s statutory capital and surplus at December 31, 2012 was $431,353 thousand. TRL met the minimum solvency margin at December 31, 2012.

In 2011 the Bermuda Solvency Capital Requirement (“BSCR”) was introduced for Class 3A insurers. The BSCR is a risk-based capital model to measure risk and to determine an enhanced capital requirement (“ECR”) and target capital level (“TCL”) (defined as 120% of the ECR) for Class 3A insurers. During a transitional period following the introduction of BSCR, TRL is not required to meet the full amount of calculated ECR or TCL.

TRL is also required to maintain a minimum liquidity ratio whereby the value of its relevant assets is not less than 75% of the amount of its relevant liabilities. Relevant assets comprise cash and investments, accrued investment income, and reinsurance balances receivable. At December 31, 2012, TRL was required to maintain relevant assets of $738,723 thousand. At that date relevant assets were $1,401,832 thousand and the minimum liquidity ratio was therefore met.

The Act also prohibits TRL from reducing its statutory capital by 15% or more as set out in its previous years statutory financial statements without the prior approval of the Bermuda Monetary Authority (the “BMA”). The Company received approval from the BMA to reduce its statutory capital in an amount not to exceed 70 million British Pound Sterling in March 2013 in connection with its merger with Tower Group, Inc. (“Tower”). See “Note 11—Subsequent Events” for details on the merger and dividend.

Note 10—Commitments and Contingencies

Lloyd’s may potentially draw on the funds at Lloyd’s collateral (see “Note 7—Reinsurance Collateral”) provided by the Company in relation to insurance business that the Company itself has not assumed. The Company’s management believes that

Tower Group International, Ltd.

Notes to Consolidated Financial Statements

the probability of a liability crystallizing is remote, since contractual clauses are in place to ensure that the appropriate Canopius affiliate reimburses the Company for the draw on collateral, and (if the affiliate is a reinsured under the QSRTs), the Company is able to offset the value of such a drawdown against its own obligations under the QSRT. Further, in the event of such a drawdown, and if such obligations are not honored by any such affiliate, Canopius has guaranteed, unconditionally and irrevocably, the punctual payment performance and discharge of such payment obligations. Lastly, under the terms of the QSRT, the Company’s insurance obligations are limited to the amount the Company has placed as collateral. Accordingly, management has not recorded any liability in respect of this contingency.

There were no material pending legal proceedings to which the Company or its subsidiary were a party to or of which any of the property was subject.

Note 11—Subsequent Events.

On March 13, 2013, Canopius Group announced that it had completed the private sale of shares of the Company to a limited number of third party institutional investors. Canopius Group received $216,697,637 in gross proceeds from the sale of 14,025,737 shares (such shares representing 100% of its ownership) of the Company. The gross purchase price per share was $15.45.

In March 2013, prior to the sale, the Company entered into a series of reinsurance transactions with affiliates of Canopius Group, the purpose of which was to reinsure, commute or novate certain of its assumed reinsurance business. In total, the Company’s December 31, 2012 net reserves, unearned premiums and deposit liabilities were reduced by approximately $624 million, $159 million and $12 million, respectively, resulting from these events. The net reinsurance balances receivable and other liability balances were reduced by approximately $791 million and $2 million, respectively. The net impact to shareholder’s equity from these reinsurance transactions was approximately $1 million.

In March 2013, the Company declared a dividend to Canopius Group for 83 million British pound sterling. A final distribution will be made on finalization of the closing balance sheet on the date of merger. In addition, TRL received approval to reduce its statutory contributed surplus by an amount not to exceed 70 million British pound sterling which was obtained, in part, to effectuate the settlement of the Company’s outstanding loan to Canopius Group. These transactions were executed in contemplation of and conditional on the completion of the merger transaction with Tower Group, Inc. (“TGI”).

On March 13, 2013 following the completion of the sale of common shares described above, the Company completed its merger transaction with TGI, pursuant to which, among other things, TGI became an indirect wholly owned subsidiary of the Company and each issued and outstanding share of TGI common stock was exchanged for 1.1330 the Company common shares. As a consequence of the merger, the Company issued to former TGI stockholders 44,421,502 common shares and reserved 969,315 common shares to replace options previously issued by TGI that were outstanding at the effective time of the merger. The Company changed its name to Tower Group International, Ltd. concurrent with the effective time of the merger on March 13, 2013, and the common shares of the Company began trading on The NASDAQ Global Select Market as the successor to TGI on March 14, 2013.